EXHIBIT  99.3

                                              REVOCABLE PROXY

                                       SECURITY BANK HOLDING COMPANY
                                      SPECIAL MEETING OF SHAREHOLDERS
                                                           , 1997

                                 PROXY SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints Charles D. Brummel and Michael J. Delvin, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares of common stock of Security Bank Holding Company (the "Company") at the Annual Meeting to be held on , 1997, and any adjournments thereof, with all powers the undersigned would possess if personally present, with respect to the following:

1.       Acquisition of Pacific State Bank.
         Approval of Agreement and Plan of Reorganization and related Plan of Merger, pursuant to which Security Bank Holding Company would issue approximately 1,244,607 shares of Class A Common Stock in exchange for all of the outstanding shares of Pacific State Bank.

             [   ]  FOR     [   ]  AGAINST         [   ]ABSTAIN


     2. Other Matters. At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE Proxies may vote in their discretion as to other matters which may come before the meeting, except for adjournment if Item 1 is marked to vote against the Merger.

Number of Shares Held:


Dated:                                                     , 1997





         Please date and sign exactly as your name appears on your stock certificate(s) (which should be the same as the name on the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. All co-owners must sign.